Exhibit 10.7

SPEEDY GROUP HOLDINGS CORP.

“NONQUALIFIED DEFERRED COMPENSATION PLAN”

Effective as of June 1, 2015

RECITALS

This Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by Speedy Group Holdings Corp. (the “Employer”), a corporation organized and existing under the laws of the State of Delaware, for the benefit of the Eligible Employees of the Employer. The purpose of the Plan is to offer selected Eligible Employees who contribute significantly to the future business success of the Employer an opportunity to elect to defer a portion of their Base Salary and/or Bonus Compensation and to provide a deferred compensation vehicle to which the Employer may credit Discretionary and/or LTIP Contributions pursuant to the terms of the Plan.

The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated Employees, and as such, is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof.

The Plan is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.

ARTICLE 1

Definitions

The words and phrases defined in this Article shall have the meaning set out in the definition, unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning.

1.1 “Account” shall mean all bookkeeping accounts pertaining to a Participant which are maintained by the Plan Administrator or Plan recordkeeper to reflect the Employer’s obligation to the Participant under the Plan, including a Deferral Account, Scheduled Withdrawal Account(s), and Employer Discretionary Contribution Account and LTIP Contribution Account. To the extent that it is considered necessary or appropriate to reflect the entire interest of the Participant under the Plan, the Plan Administrator or Plan recordkeeper shall maintain additional subaccounts. The Account and any subaccounts shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or a Beneficiary under the Plan.

1.2 “Affiliate” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, other than the Employer, that is a member of a controlled group of corporations of which the Employer is a member, as defined in Internal Revenue Code Section 414(b) and all other trade or business (whether or not incorporated) under common control of or with the Employer, as defined in Internal Revenue Code Section 414(c).

1.3 “Base Salary” shall mean a Participant’s base annual salary excluding incentive and discretionary bonuses, commissions, and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.4 “Beneficiary” or “Beneficiaries” shall mean one or more persons, trusts, estates or other entities, designated by a Participant in accordance with the Plan, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.5 “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6 “Bonus Compensation” shall mean amounts paid to the Participant by the Employer in the form of discretionary or incentive compensation or any other bonus designated by the Employer before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.7 “Cause” shall mean, unless otherwise provided in an effective employment or similar agreement between an Eligible Employee and the Employer, conduct by a Participant determined by the Employer to be: (a) gross negligence or willful malfeasance in the performance of his or her duties; (b) actions or omissions that harm the Employer and are undertaken or omitted knowingly or are criminal or fraudulent or involve material dishonesty or moral turpitude; (c) being indicted in a court of law for any felony or for a crime involving misuse or misappropriation of Employer funds; or (d) breach of fiduciary duty to the Employer.

1.8 “Change in Control” shall mean a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulations §§1.409A-3(i)(5)(v), (vi) and (vii).

1.9 “Claimant” shall mean a Participant or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.

1.10 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor statue, and the Treasury Regulations and other authoritative guidance issued thereunder.

1.11 “Deemed Investment” shall mean the notional conversion of the balance held in a Participant’s Account(s) into shares or units of the Deemed Investment Options that are used as measuring devices for determining the value of a Participant’s Account(s).

1.12 “Deemed Investment Options” shall mean the hypothetical securities or other investments described under Section 5.1 from which the Plan Administrator may select to be used as measuring devices to determine the Deemed Investment gains or losses of the Participant’s Account(s). A Participant shall have no real or beneficial ownership in the security or other investment represented by the Deemed Investment Options.

1.13 “Deferral Account” shall mean: (i) the sum of a Participant’s Deferral Amounts for any Plan Year that may be allocated, in whole or in part, by the Participant, in accordance with his or her Deferral Election, to the Deferral Account, plus (ii) Deemed Investment gains or losses credited or debited thereon, less (iii) all distributions made to a Participant or his or her Beneficiary, and tax withholding amounts (if any) deducted from the Participant’s Deferral Account.

1.14 “Deferral Amount” shall mean that portion of a Participant’s Base Salary and/or Bonus Compensation that a Participant elects to defer for any Plan Year or Performance Period.

1.15 “Deferral Election” shall mean an election by an Eligible Employee on a Election Form approved by the Plan Administrator to defer a portion of his or her Base Salary and/or Bonus Compensation in accordance with the Article 3.

1.16 “Disability” or “Disabled” shall be defined as a condition of a Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. A Participant shall be deemed Disabled if the Social Security Administration has determined him or her to be totally disabled. Additionally, a Participant will be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.17 “Discretionary Contribution” shall mean the deferred compensation amount(s) credited on behalf of a Participant by the Employer to the Discretionary Contribution Account, as described in Article 4.

1.18 “Discretionary Contribution Account” shall mean: (i) the sum of the Discretionary Contribution amounts (if any), plus (ii) Deemed Investment gains or losses credited or debited thereon, less (iii) all distributions made to a Participant or his or her Beneficiary that relate to the Discretionary Contribution Account, and tax withholding amounts deducted (if any) from the Discretionary Contribution Account.

1.19 “Effective Date” shall mean June 1, 2015.

1.20 “Election Form” shall mean the form or forms established from time to time by the Plan Administrator (in a paper or electronic format) on which a Participant makes certain designations as required under the terms of this Plan.

1.21 “Eligibility Date” shall mean the date designated by the Plan Administrator on which an Eligible Employee shall become eligible to participate in the Plan.

1.22 “Eligible Employee” shall mean an Employee who is selected by the Employer to participate in the Plan. Participation in the Plan is limited to a select group of the Employer’s key management or highly compensated employees.

1.23 “Employee” shall mean an individual who provides services to the Employer in the capacity of a common law employee of the Employer.

1.24 “Employer” shall mean Speedy Group Holdings Corp., and its successors and assigns, unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of Speedy Group Holdings Corp., or its successors or assigns, assumes the Employer’s obligations under this Plan, or any Affiliate which agrees, with the consent of Speedy Group Holdings Corp., or its successors or assigns, to become a party to the Plan.

1.25 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and guidance promulgated thereunder.

1.26 “LTIP Contribution” shall mean the amount(s) contributed by the Employer related to a company-sponsored Long Term Incentive Plan based on achieving certain company targets, and which are credited to a Participant’s LTIP Contribution Account, as described in Article 4.

1.27 “LTIP Contribution Account” shall mean: (i) the sum of the LTIP Contribution amounts (if any), plus (ii) Deemed Investment gains or losses credited or debited thereon, less (iii) all distributions made to a Participant or his or her Beneficiary that relate to the LTIP Contribution Account, and tax withholding amounts deducted (if any) from the LTIP Contribution Account.

1.28 “Participant” shall mean an Eligible Employee of the Employer who is designated as eligible to participate in this Plan and who completes the requirements of participation in accordance with the provisions of Article 2. An Eligible Employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant is no longer employed by the Employer or Affiliate and upon which the Participant no longer has any Account under this Plan (that is, the Participant has received a payment of all of the Participant’s Account or the Account has been forfeited as hereinafter provided).

1.29 “Participation Agreement” shall mean the agreement entered into by and between a Participant and the Employer which sets forth the terms and conditions of participation in the Plan and the particulars of each Participant’s benefits to which the Participant or Participant’s Beneficiary become entitled under the Plan.

1.30 “Performance-Based Compensation” shall mean that portion of a Participant’s Bonus Compensation, the amount of which or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months and which qualifies as “performance-based compensation” under Code Section 409A. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid regardless of performance or is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

1.31 “Performance Period” shall mean, with respect to any Bonus Compensation, the period of time over which such Bonus Compensation is earned.

1.32 “Plan” shall mean this Speedy Group Holdings Corp. Nonqualified Deferred Compensation Plan, Participation Agreements, Beneficiary Designation Forms and Election Forms, as amended from time to time. For purposes of Section 409A, the portion of the amounts deferred by a Participant and Deemed Investment gains or losses attributable thereto, shall be considered an elective account balance plan as defined in Treasury Regulation §1.409A-1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as Discretionary Contributions and LTIP Contributions and Deemed Investment gains or losses attributable thereto, shall be considered a nonelective account balance plan as defined in Treasury Regulation §1.409A-1(c)(2)(i)(B), or as otherwise provided in the Code.

1.33 “Plan Administrator” shall mean the Employer’s board of directors, or any committee of the board of directors duly authorized to act as Plan Administrator, or any individual or entity duly authorized by the Plan Administrator to act on its behalf with respect to the Plan. The Plan Administrator shall appoint delegates and service providers as it, in its sole discretion, deems necessary to properly administer the Plan, and may from time to time consult with the Employer’s legal counsel. No person who is a Plan Administrator shall participate in an action on a matter which applies solely to that person.

1.34 “Plan Year” shall mean for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31, 2015, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year during which the Plan is in effect.

1.35 “Scheduled Withdrawal Account” shall mean: (i) the sum of a Participant’s Deferral Amounts for any Plan Year that may be allocated, in whole or in part, by the Participant, in accordance with his or her Deferral Election, to a Scheduled Withdrawal Account, plus (ii) Deemed Investment gains or losses credited or debited thereon, less (iii) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts which may have been deducted (if any) from the Participant’s Scheduled Withdrawal Account.

1.36 “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

1.37 “Separation from Service” or “Separates from Service” shall mean an anticipated permanent reduction in the level of bona fide services to be performed by a Participant to twenty percent (20%) or less of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months). Whether a Participant has had a Separation from Service shall be determined pursuant to Section 409A.

1.38 “Specified Employee” shall mean a “specified employee” as defined by Code Section 409A(a)(2)(B)(i), determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Employer and that applies for purposes of all applicable Nonqualified Deferred Compensation Plans of the Employer. No Participant shall be considered a Specified Employee unless the stock of the Employer or an Affiliate is publicly traded on an established securities market or otherwise within the meaning of Section 409A.

1.39 “Specified Time” shall mean, with respect to a Scheduled Withdrawal Account, the date on which the Scheduled Withdrawal Account shall be paid to a Participant.

1.40 “Treasury Regulation” or “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.41 “Trust” shall mean one or more trusts that may be established in accordance with the terms of this Plan.

1.42 “Valuation Date” shall mean the date through which Deemed Investment gains and/or losses are credited or debited to a Participant’s Account(s). The Valuation Date shall be as close to the payout or other event triggering valuation as is administratively feasible. The Valuation Date shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange (NYSE) is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant’s Deemed Investment Option(s).

ARTICLE 2

Eligibility and Participation

2.1 Requirements for Participation. Every Eligible Employee selected by the Employer on the Effective Date shall be eligible to become a Participant on the Effective Date. Before the beginning of each subsequent Plan Year, or such other times as determined by the Employer, the Employer shall select those Employees who shall become Eligible Employees for such Plan Year.

2.2 Election to Participate. Each Eligible Employee may become a Participant in the Plan by executing and submitting to the Plan Administrator, a Participation Agreement, a Deferral Election, a Beneficiary Designation Form, and any other Election Forms within the time period specified by the Plan Administrator and Section 409A. An Eligible Employee who elects to participate in the Plan is eligible to receive Discretionary Contributions and LTIP Contributions, if any. If an Eligible Employee fails to meet all requirements contained in this Section within the period required, that Eligible Employee shall not be entitled to participate in the Plan during such Plan Year. In addition, the Plan Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion that are necessary or desirable.

2.3 Re-employment. The re-employment of a former Participant by the Employer shall not entitle such individual to become a Participant hereunder. Such individual shall not become a Participant until the individual is again designated as an Eligible Employee in accordance with Section 2.1. If a Participant who has experienced a Separation from Service is receiving installment distributions and is re-employed by the Employer, distributions due to the Participant shall not be suspended.

2.4 Ceasing to be an Eligible Employee. The Plan Administrator may remove an Eligible Employee from further active participation in the Plan at its discretion. If this occurs, the Participant shall not have additional amounts credited to the Discretionary Contribution Account or LTIP Contribution Account and shall be prevented from making Participant Deferral Elections for subsequent Plan Years. Such individual shall continue to be subject to all the terms and conditions of the Plan, including the crediting or debiting of Deemed Investment gains and/or losses thereon, until the amounts credited to a Participant’s Account are distributed or forfeited. Any existing Deferral Election shall continue in effect for the remainder of the Plan Year and may only be cancelled in accordance with Section 3.5(b) hereof.

2.5 Termination of Participation. A Participant will cease to be a Participant as of the date on which his or her entire Account balance has been distributed or forfeited.

ARTICLE 3

Participant Elective Deferrals

3.1 Establishment of Participant Account(s). The Plan Administrator shall establish and maintain one (1) Deferral Account and up to five (5) Scheduled Withdrawal Accounts, if applicable, in the name of each Participant.

3.2 Minimum and Maximum Deferral Limits. For each Plan Year or Performance Period, as applicable, a Participant’s election to defer Base Salary and/or Bonus Compensation shall be subject to the minimums or maximums (if any) established by the Plan Administrator and communicated to the Participant on the Participant’s Election Form.

3.3 Deferral Elections – First Year of Eligibility.

(a) Application. This Section applies to each Eligible Employee who first becomes eligible to participate in the Plan. The Plan Administrator shall determine (in accordance with Treasury Regulation §1.409A-2(a)(7)(ii)) the date upon which a Participant who ceased being eligible to participate in the Plan, can again become eligible to participate in the Plan.

(b) Deferral Election. An Eligible Employee may elect to defer receipt of Base Salary earned during such Plan Year or Bonus Compensation earned during a Performance Period by filing a Deferral Election with the Plan Administrator in accordance with the following rules:

(i) Timing. The Deferral Election must be filed with the Plan Administrator by, and shall become irrevocable as of, the thirtieth (30th) day following the Participant’s Eligibility Date (or such earlier date as specified by the Plan Administrator).

(ii) Base Salary. For Participants joining in 2015, the Deferral Election shall only apply to Base Salary earned October 1 through December 31 of 2015 beginning with the first payroll period in October. For Participants joining the plan in 2016 and thereafter, the Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date the Deferral Election becomes irrevocable. Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period, described in Section 3401(b) of the Code, containing December 31st of such year, shall be treated as earned during the subsequent calendar year.

(iii) Bonus Compensation. Where a Deferral Election is filed in the first year of eligibility but after the commencement of the Performance Period, then, except as otherwise provided in Section 3.4 below, the Deferral Election shall only apply to that portion of Bonus Compensation earned for such Performance Period equal to the total amount of the Bonus Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.

3.4 Annual Deferral Elections. Unless Section 3.3 applies, each Eligible Employee may elect to defer receipt of Base Salary for a Plan Year or Bonus Compensation for a Performance Period by filing a Deferral Election with the Plan Administrator in accordance with the following rules:

(a) Base Salary. A Deferral Election must be filed with the Plan Administrator by, and shall become irrevocable following, December 31st (or such earlier date as specified by the Plan Administrator on the Deferral Election) of the calendar year next preceding the calendar year for which such amounts would otherwise be earned.

(b) Bonus Compensation. The Deferral Election with respect to Bonus Compensation must be filed with the Plan Administrator by, and shall become irrevocable following, December 31st (or such earlier date as specified by the Plan Administrator on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Bonus Compensation would otherwise be earned. If the Employer has a fiscal year other than the calendar year, Bonus Compensation relating to services in the fiscal year of the Employer, of which no amount is paid or payable during the fiscal year, may be deferred at the Participant’s election if the Deferral Election is made not later than the close of the Employer’s fiscal year next preceding the first fiscal year in which the Participant performs any services for which such Bonus Compensation is payable.

(c) Bonus Compensation Qualifying as Performance-Based Compensation.

(i) Notwithstanding anything contained in this Section to the contrary, and only to the extent permitted by the Plan Administrator, the Deferral Election with respect to Bonus Compensation that constitutes Performance-Based Compensation, must be filed with the Plan Administrator by, and shall become irrevocable as of, the date that is six (6) months before the end of the applicable Performance Period (or such earlier date as specified by the Plan Administrator on the Deferral Election), provided that in no event may such Deferral Election be filed after such Bonus Compensation has become “readily ascertainable” within the meaning of Section 409A.

(ii) In order to make a Performance-Based Compensation Deferral Election, the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable.

(iii) A Performance-Based Compensation Deferral Election shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv) To the extent permitted by the Plan Administrator, a newly Eligible Employee in his or her first year of eligibility shall be permitted to make a Performance-Based Compensation Deferral Election provided that the Eligible Employee satisfies all of the other requirements of this Section.

3.5 Duration and Cancellation of Deferral Elections.

(a) Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Plan Administrator. Except as provided in Section 3.5(b), a Deferral Election, once irrevocable, cannot be cancelled or altered during a Plan Year.

(b) Cancellation.

(i) The Plan Administrator may cancel a Participant’s Deferral Election where such cancellation occurs by the later of: (a) the end of the Participant’s taxable year, or (b) the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs a “disability,” in accordance with Treasury Regulation §1.409A-3(j)(4)(xii). For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, in accordance with Treasury Regulation §1.409A-3(i)(3).

(ii) The Plan Administrator may cancel a Participant’s Deferral Election due to an Unforeseeable Emergency pursuant to Treasury Regulation §1.401(k)-1(d)(3) or a hardship distribution pursuant to Treasury Regulation §1.401(k)-1(d)(3).

(iii) If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year, he or she may complete a new Deferral Election for a subsequent Plan Year, only in accordance with Section 3.4.

3.6 Elections as to Time and Form of Payment.

(a) In General. Concurrent with any Deferral Election, a Participant may make an irrevocable election to allocate all or a portion of his or her elected Deferral Amount to the Deferral Account and/or up to five (5) Scheduled Withdrawal Accounts. A Participant may elect to allocate Deferral Amounts to an existing Scheduled Withdrawal Account(s) in subsequent Election Forms but may only change the Specified Time for an existing Account in accordance with Section 7.1(c). A Participant may not establish a sixth (6th) Scheduled Withdrawal Account until all of the amounts in one of the first five (5) Scheduled Withdrawal Accounts have been completely distributed. To the extent that a Participant does not designate the Account to which the Deferral Amounts will be allocated for a Plan Year, such Deferral Amounts shall be allocated and credited to the Participant’s Deferral Account. Discretionary Contributions and LTIP Contributions shall not be allocated to a Scheduled Withdrawal Account, and instead shall be allocated to the Discretionary Contribution Account or the LTIP Contribution Account, as applicable.

(b) Scheduled Withdrawal Accounts. A Participant may designate, on any Deferral Election in which Deferral Amounts are credited to a Scheduled Withdrawal Account, the year in which payments will commence to be paid from that Scheduled Withdrawal Account and the form of payment for such Scheduled Withdrawal Account. A Participant may elect to receive a distribution of a Scheduled Withdrawal Account no sooner than January 1st of the fifth (5th) Plan Year following the Plan Year of the deferral. (For example: If a Participant elects to allocate 2015 Deferral Amounts into a Scheduled Withdrawal Account, the earliest date these Deferral Amounts could be distributed would be January 1, 2020). The Participant must also make an election as to the form of payment in a single lump sum or in a number of approximately equal annual installments over a period not to exceed five (5) years. To the extent that the elected scheduled distribution date does not comply with the terms of this Section or the Participant does not designate the time of payment on an Election Form, then that Scheduled Withdrawal Account shall be paid at the earliest permissible date in accordance with this Section. To the extent that a Participant does not designate the form of payment or such designation does not comply with the terms of the Plan, the Scheduled Withdrawal Account shall be paid in a single lump sum.

(c) Deferral Account, Discretionary Contribution Account and LTIP Contribution Account. A Participant’s Deferral Account, Discretionary Contribution Account (if any) and LTIP Contribution Account (if any) shall be paid to the Participant or his or her Beneficiary in accordance with Article 7. If the Participant is permitted to select the form of payment for an event, the payment election must be made concurrent with his or her acceptance to participate in the Plan. To the extent that a Participant does not designate the form of payment or such designation does not comply with the terms of the Plan, the Accounts shall be paid in a single lump sum.

3.7 Withholding and Crediting of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled payroll in approximately equal amounts (or as otherwise specified by the Plan Administrator), as adjusted from time to time for increases and decreases in Base Salary (if the Participant’s Deferral Election is expressed as a percentage). The Bonus Compensation portion of the Deferral Amount shall be withheld as soon as administratively feasible following the time the amounts would otherwise be paid to the Participant, whether or not this occurs during the Plan Year or Performance Period, as the case may be. Deferral Amounts shall be credited to the Deferral Account and/or to a Scheduled Withdrawal Account as soon as administratively feasible following the time such amounts would otherwise have been paid to a Participant.

ARTICLE 4

Employer Contributions

4.1 Establishment of Employer Contribution Account(s). The Plan Administrator shall establish and maintain a Discretionary Contribution Account and an LTIP Contribution Account, as applicable, in the name of each Participant, in order to provide for separate vesting schedules, as described in Article 6.

4.2 Discretionary Contributions and LTIP Contributions. Each Plan Year, the Employer may make a Discretionary Contribution and/or an LTIP Contribution to the Plan on behalf of a Participant in such amount(s) as the Employer shall determine in its sole discretion. The Employer is under no obligation to make a Discretionary Contribution or LTIP Contribution for a Plan Year, and Discretionary Contributions and LTIP Contributions, if made, need not be uniform among Participants. Any Discretionary Contribution and/or LTIP Contribution shall be credited to the Discretionary Contribution Account or LTIP Contribution Account, as applicable, as of the last business day of any Plan Year or such other date as determined by the Employer.

ARTICLE 5

Deemed Investment Gains or Losses

5.1 Deemed Investment Options. The Plan Administrator will determine the available Deemed Investment Options for purposes of crediting or debiting the Deemed Investment gains or losses to the Account. The Plan Administrator may discontinue, substitute, or add Deemed Investment Options in its sole discretion on a prospective basis. Any discontinuance, substitution, or addition of a Deemed Investment Option will take effect as soon as administratively practicable. The Deemed Investment Options are to be used for measurement purposes only, and the Plan Administrator’s selection of any such Deemed Investment Option, the allocation of such Deemed Investment Options to the Account, the calculation of additional amounts, and the crediting or debiting of such amounts to the Account shall not be considered or construed in any manner as an actual investment of the Account. The Plan Administrator will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Deemed Investment Option. Without limiting the foregoing, the Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Plan Administrator, or the Trust (if any). A Participant (or Beneficiary) shall at all times remain an unsecured creditor of the Employer. Any liability or obligation of the Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Plan.

5.2 Participant’s Allocation of Deemed Investment Options. Each Participant shall have the right to direct the Plan Administrator as to how the Participant’s Deferral Amounts, Employer Discretionary Contribution and LTIP Contribution amounts shall be deemed to be invested among the Deemed Investment Options offered under the Plan, subject to any operating rules and procedures imposed by the Plan Administrator. As of each Valuation Date, the Account will be credited or debited to reflect the performance of the Deemed Investment Options elected by the Participant. If a Deemed Investment Option selected by a Participant sustains a loss, the Account shall be reduced to reflect such loss. If a Participant fails to elect a Deemed Investment Option, the Deemed Investment shall be based on an investment alternative selected for this purpose by the Plan Administrator. During payout, the Participant’s Account shall continue to be credited with Deemed Investment gains or losses based on the Deemed Investment Options selected by the Participant and made available by the Plan Administrator for such purpose.

5.3 Participant Responsibilities. Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this Article 5. Neither the Employer, any of its directors, officers or employees, nor the Plan Administrator, has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this Article 5.

5.4 No Required Investment of Employer Assets. Notwithstanding anything contained herein to the contrary, the Employer reserves the right to invest its assets, including any assets that may have been set aside for the purpose of informally funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Employer, or may be held in a Trust, as the case may be, subject to the claims of the general creditors of the Employer, and no Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Employer.

ARTICLE 6

Vesting / Forfeitures / Taxes

6.1 Participant Accounts. A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Amounts and Deemed Investment gains or losses credited or debited thereto with respect to amounts credited to the Deferral Account and Scheduled Withdrawal Account(s).

6.2 Discretionary Contribution Accounts. Except for an event of forfeiture for Cause in accordance with Section 6.5, a Participant shall become vested in his or her Discretionary Contribution Accounts and Deemed Investment gains or losses credited or debited thereto, at such times and under such terms and conditions as may be specified by the Plan Administrator at the time such amounts are contributed to the Plan.

6.3 LTIP Contribution Accounts. Except for an event of forfeiture for Cause in accordance with Section 6.5, a Participant shall become vested in his or her LTIP Contribution Accounts and Deemed Investment gains or losses credited or debited thereto, in accordance with the following schedule:

Vesting Date	Vested %
December 31st of the Plan Year in which the LTIP Contributions are credited.	33%
December 31st of the first Plan Year after the LTIP Contributions are credited.	66%
December 31st of the second Plan Year after the LTIP Contributions are credited.	100%

For example, LTIP Contribution amounts credited to the Plan in 2016 will become 33% vested on December 31, 2016; 66% vested on 12/31/2017; and 100% vested on 12/31/2018; LTIP Contribution amounts credited to the Plan in 2017 will become 33% vested on December 31, 2017; 66% vested on 12/31/2018; and 100% vested on 12/31/2019; and so on.

6.4 Acceleration of Vesting. Notwithstanding the foregoing vesting schedules above, the Employer shall accelerate vesting of each Participant’s Discretionary Contribution Accounts and LTIP Contribution Accounts (including Deemed Investment gains and/or losses attributable thereto) to one hundred percent (100%) upon: (i) a Participant’s death; (ii) a Participant’s Disability; (iii) a Participant’s attainment of age sixty-five (65); or (iv) the Employer’s Change in Control.

6.5 Forfeitures. Notwithstanding any other provision to the contrary, if a Separation from Service occurs because the Participant’s employment is terminated for Cause, no benefits of any kind will be due or payable by the Employer under the terms of this Plan from the Discretionary Contribution Account or the LTIP Contribution Account, and all rights of the Participant, his or her designated Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited. Additionally, a Participant will forfeit any portion of said Account that is non-vested upon Separation from Service.

6.6 Taxes and Withholding.

(a) Federal Insurance Contribution Act (FICA). Deferred compensation amounts, in accordance with Code §3121(v)(2), are taken into account as wages for FICA tax purposes as of the later of: (i) when the services are performed; or (ii) when there is no substantial risk of forfeiture with respect to the Participant’s right to receive the deferred amounts in a later calendar year. Amounts are subject to FICA taxes at the time of the deferral, unless the Participant is required to perform substantial future services in order for the Participant to have a legal right to the future compensation. If the Participant is required to perform future services in order to have a vested right to the future payment, the deferred amounts (plus Deemed Investment earnings up to the date of vesting) are subject to FICA taxes when all the required services have been performed. FICA taxes only apply up to the annual wage base for Social Security taxes and without withholding limitations for Medicare taxes.

(b) Federal Unemployment Tax Act (FUTA). Deferred compensation amounts are taken into account for FUTA purposes at the later of: (i) when services are performed; or (ii) when there is no substantial risk of forfeiture with respect to the Participant’s right to receive the deferred amounts up to the FUTA wage base.

(c) Income Tax Withholding and Payment of Section 409A Taxes. The Employer or the trustee (as applicable), shall withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect. The Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

ARTICLE 7

Payment of Participant Account(s)

7.1 Payments in General.

(a) Payment Events. A Participant (or, in the event of the death of the Participant, the Participant’s designated Beneficiary) shall be entitled to a benefit equal to the Participant’s vested interest in the Account(s) upon the earliest to occur of the following payment events: (i) Separation from Service; (ii) death; (iii) Disability; or (iv) Specified Time.

(b) Source of Payments. The Employer will pay, from its general assets, the portion of any benefit payable pursuant to this Article that is attributable to a Participant’s Account, and all costs, charges and expenses relating thereto.

(c) Subsequent Deferral Elections. A Participant may delay the time of a payment election or change the form of payment election as expressly provided under this Section and Section 409A (hereinafter, a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(i) The Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made and approved by the Plan Administrator;

(ii) If the Subsequent Deferral Election relates to a payment based on Separation from Service or at a Specified Time, the Subsequent Deferral Election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;

(iii) If the Subsequent Deferral Election relates to a payment at a Specified Time, the Participant must make the Subsequent Deferral Election not less than twelve (12) months before the date the first amount was scheduled to be paid.

For purposes of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a “single payment.” Any election made pursuant to this Section shall be made on such Election Forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.

7.2 Separation from Service Benefit. In the event that a Participant Separates from Service (other than for Cause or death), the Participant shall be paid his or her vested interest in the Account(s), calculated as described below. Payment shall be made or commence on January 1 of the year following the Participant’s Separation from Service (the “payment date”) in a lump sum payment or annual installments over a five (5) or ten (10) year period as elected by the Participant within thirty (30) days of his or her Eligibility Date. For purposes of calculating this benefit, the Participant’s Account shall be valued on December 31 prior to the payment date and shall include any Deemed Investment gains or losses attributable to the Account. If the Participant is to be paid in installments, the amount of each installment shall be determined by valuing the Account on each subsequent January 1 during the installment period and dividing the value of the Account by the number of installments remaining to be paid. (For example, if the Participant elects to receive payments in annual installments over a period of five (5) years, the first payment shall equal 1/5 of the Account balance as of the payment date. The following year, the payment shall be 1/4 of the Account balance as of the anniversary of the payment date. The final installment payment shall be equal to the balance of the Account(s), as of the applicable anniversary date.) Any unpaid Account balance shall continue to be deemed to be invested, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments.

7.3 Disability Benefit. In the event of a Participant’s Disability, the Participant shall be paid his or her vested interest in the Account(s), calculated as of the Valuation Date, in a single lump sum within ninety (90) days following the determination of the Participant’s Disability.

7.4 Death Benefit.

(a) In the event of a Participant’s death while employed with the Employer, the Employer shall pay the Participant’s vested interest in his or her Account(s), calculated as of the Valuation Date, to the Participant’s designated Beneficiary in a single lump sum within ninety (90) days following the Participant’s date of death.

(b) In the event of a Participant’s death before benefit distributions have commenced under Section 7.2 but after becoming entitled to those benefits, the Participant’s Beneficiary shall be entitled to receive a lump sum payment equal to the benefit calculated as of the Valuation Date. This benefit shall commence to be paid to the Beneficiary within ninety (90) days following the Participant’s date of death.

(c) In the event of a Participant’s death after benefit payments have commenced under this Article, but prior to receiving complete payment of benefits, the Employer shall pay to the Participant’s Beneficiary the remaining balance of the Participant’s Account as of the Valuation Date in a single lump sum within ninety (90) days following the Participant’s date of death.

7.5 Payment at a Specified Time. A Participant shall be paid the vested balance of a Scheduled Withdrawal Account within sixty (60) days following the Specified Time and in the form of payment elected by the Participant pursuant to his or her Deferral Election. For purposes of calculating this benefit, the Participant’s Scheduled Withdrawal Account shall be valued on December 31 prior to the Specified Time and shall include any Deemed Investment gains or losses attributable to the Account. If the Participant is to be paid in installments, the amount of each installment shall be determined by valuing the Account on each subsequent December 31 during the installment period and dividing the value of the Account by the number of installments remaining to be paid. (For example, if the Participant elects to receive payments in annual installments over a period of five (5) years, the first payment shall equal 1/5 of the Account balance as of the payment date. The following year, the payment shall be 1/4 of the Account balance as of the anniversary of the payment date. The final installment payment shall be equal to the balance of the Account(s), as of the applicable anniversary date.) Any unpaid Account balance shall continue to be deemed to be invested, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments. Notwithstanding anything contained herein to the contrary, should an event occur that triggers a payment under Separation from Service, Disability or death, any Account balances subject to a Participant’s Scheduled Withdrawal Account(s) that have not yet been paid shall not be paid under the election as to time and form of the Participant’s Scheduled Withdrawal Account, but instead shall be paid, in time and form, in accordance with the event that triggers the distribution and as permitted under Section 409A.

7.6 Delay in Payment to Specified Employees. Notwithstanding any other provisions of this Plan to the contrary, distributions to a Specified Employee (if any) made on account of Separation from Service may not be made before: (a) the date which is six (6) months after the date of the Specified Employee’s Separation from Service or (b) if earlier, the date of death of the Specified Employee. If payments to a Specified Employee are to be made in installments, each installment payment to which a Specified Employee is entitled upon a Separation from Service will be delayed by six (6) months.

7.7 Permissible Acceleration Events. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Employer (without any direct or indirect election on the part of any Participant), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

7.8 Rights of Participant and Beneficiary.

(a) Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Employer to make payments to a Participant or Beneficiary in the future and shall be a liability solely against the general assets of the Employer. The Employer shall not be required to segregate, set aside or escrow any amounts for the benefit of a Participant or Beneficiary. A Participant and Beneficiary shall have the status of a general unsecured creditor of the Employer and may look only to the Employer and its general assets for payment of benefits under the Plan.

(b) Rights with Respect to a Trust. Any Trust and any assets held thereby to assist the Employer in meeting their obligations under the Plan shall in no way be deemed to controvert the provisions of this Section.

(c) Investments. In its sole discretion, the Employer may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Employer to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Employer. A Participant and his or her designated Beneficiary shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets. In the event that the Employer purchases an insurance policy or policies insuring the life of a Participant or Employee, to allow the Employer to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Employer shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee,” or “highly compensated individual,” as defined in Code Section 101(j), shall be acquired before satisfying the Code Section 101(j) “Notice and Consent” requirements.

7.9 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Plan Administrator from further liability on account thereof.

7.10 Discharge of Obligations. The payment to a Participant or his or her Beneficiary of the Account balance in a single lump sum, or in the number of installments as dictated by the Plan, shall discharge all obligations of the Employer to such Participant or Beneficiary under the Plan.

ARTICLE 8

Beneficiary Designation

8.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Employer, and shall be effective only when signed by the Participant and filed with the Employer during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

(c) A Participant’s designation of a Beneficiary will not be revoked or changed automatically by any future marriage or divorce. Should the Participant wish to change the designated Beneficiary in the event of a future marriage or divorce, the Participant will have to do so by means of filing a new designation.

(d) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Employer may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Employer deems to be appropriate.

8.2 Information to be Furnished by Participants and Beneficiaries; Inability to locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE 9

Plan Amendment

9.1 Right to Amend. The Employer may unilaterally amend the Plan at any time and in any manner, except that no amendment may adversely affect a benefit to which a Participant or the Beneficiary of a deceased Participant is entitled under the Plan as of the later of the adoption date or effective date of the amendment without written consent from the Participant or Beneficiary.

9.2 Amendment to Insure Proper Characterization of the Plan. Notwithstanding the provisions of Section 9.1, the Plan may be unilaterally amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), to conform the Plan to the provisions of Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder without written consent of the Participant or Beneficiary.

ARTICLE 10

Plan Termination

10.1 Employer’s Right to Suspend Plan. The Employer reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, in its sole discretion. In the event of a suspension of the Plan, during the period of the suspension, the Employer shall continue all aspects of the Plan, other than crediting of Discretionary Contributions and LTIP Contributions, and Deferral Amounts shall be suspended effective with the first day of the Plan Year following the date the Plan is suspended. Payments of distributions will continue to be made during the period of the suspension in accordance with Article 7.

10.2 Termination and Liquidation of Plan. The Employer may terminate and liquidate the Plan (without any direct or indirect election on the part of any Participant) in connection with (a) a corporate dissolution or approval by a bankruptcy court, (b) the termination and liquidation of all plans of the Employer or Affiliate that are required to be aggregated, as described under §1.409A-1(c)(2) of the Treasury Regulations or (c) a Change in Control. Upon the date of termination, the value of the vested Account balance of all affected Participants and Beneficiaries shall be determined. After deduction of estimated expenses in liquidating and paying Plan benefits, the vested Account balance shall be paid to Participants and Beneficiaries in a lump sum distribution in accordance with Treasury Regulation §1.409A-3(j)(4)(ix).

ARTICLE 11

Administration

11.1 Administrative Authority. The Plan Administrator shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting of Plan Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Plan Administrator shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Plan Administrator shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes under this Plan as if such action had been taken by the Plan Administrator. Further, the Plan Administrator may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Plan Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Plan Administrator until such notified person shall have been notified of the revocation of such authority.

11.2 Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

11.3 Payment of Administrative Expenses. All expenses incurred in the administration and operation of the Plan shall be paid by the Employer.

11.4 Periodic Statements. Under procedures established by the Plan Administrator, a Participant shall be provided a statement of account on an annual basis (or more frequently as the Plan Administrator shall determine) with respect to such Participant’s Account(s).

11.5 Compliance with Section 409A.

(a) Notwithstanding anything contained herein to the contrary, the interpretation and distribution of Participants’ benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b) The intent of this Section is to ensure that the Participant is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Participant under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE 12

Claims Procedures

12.1 Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation - Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b) Timing of Employer Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

12.2 Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a) Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) Review of a Disability Benefit Claim. If the Claimant’s initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).

(c) Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d) Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(e) Timing of Employer Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(f) Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

12.3 Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

12.4 Arbitration. If a Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Employer and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Employer’s discharge of the Participant for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

ARTICLE 13

THE TRUST

13.1 Establishment of Trust. The Employer may establish a grantor trust (the “Trust”), of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Employer. The Trust (if any) shall be a grantor trust similar to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Employer establishes a Trust, the assets of the Trust will be subject to the claims of the Employer’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Employer shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Plan, and a Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Employer other than the unsecured right to receive payments from the Employer, as provided in this Plan.

13.2 Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Employer to the assets transferred to the Trust. The Employer and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Employer’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

13.3 Contribution to the Trust. Amounts may be contributed by the Employer to the Trust at the sole discretion of the Employer.

ARTICLE 14

Miscellaneous

14.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.2 Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

14.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and a Participant. Nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Employer as an Employee or otherwise or to interfere with the right of the Employer to discipline or discharge the Participant at any time. The Participant confirms his or her understanding that Participant’s employment with Employer is and shall continue to be on an ‘At-Will’ basis, such that Participant is free to resign at any time and that Employer is free to terminate or modify Participant’s employment relationship at any time (including the right to demote, to reduce compensation and other benefits and to transfer Participant), with or without cause (as defined in this Plan as well as any other cause) or advance notice.

14.4 Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

14.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

14.6 Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

IN WITNESS WHEREOF, Speedy Group Holdings Corp. has adopted this Plan as of the Effective Date written above.

SPEEDY GROUP HOLDINGS CORP.:

By:	/s/ Donald F. Gayhardt

Title:	Pres/CEO

Printed Name:	Donald F. Gayhardt